Exhibit 10.5

THIRD ADDENDUM

THIS ADDENDUM, made and entered into as of the 30th day of September, 2011, to that Lease dated July 27, 2006, by and between PAWNEE PROPERTIES, LLC, a Colorado limited liability company (herein called “Landlord”) and AEROGROW INTERNATIONAL, INC. a Nevada corporation (herein called “Tenant”).

The parties hereto agree to modify said Lease, effective October 1, 2011, as follows:

1.           Paragraph 1b is modified to read as follows:

b.           "Base Rent" or “Basic Rental” shall have the meaning as set forth in Paragraph 4 hereof.

2.           Paragraph 1l is modified to read as follows:

l.           “Parking Spaces” shall mean forty-one (41) unassigned and uncovered parking spaces in areas on the Property, which Landlord designates from time-to-time for parking by tenants in the Building.

3.           Paragraph 1m is modified to read as follows:

m.           "Premises" shall mean those certain premises located on the second floor of the Building known as Suite 200, which the parties agree is comprised of approximately 9,868 rentable square feet as depicted on Exhibit A attached hereto.

4.           Paragraph 1n is modified to read as follows:

n.           "Primary Lease Term." Subject to adjustment as set forth in Paragraph 3b below, the term of the Lease shall commence at 12:01 a.m. on the 1st day of January, 2007 and shall terminate at 12:00 midnight on the 30th day of September, 2014, a term of seven (7) years and 9 months.

5.           Paragraph 1t is modified to read as follows:

t.           “Security Deposit" shall mean the sum of FIFTEEN THOUSAND FOURTEEN AND 47/100’s Dollars ($15,014.47).

6.           Paragraph 1w is modified to read as follows:

w.           "Tenant's Pro Rata Share" shall mean 26.2135%.  This percentage is calculated by dividing the Premises square footage by 95% of the Rentable Area.  In the event Tenant at any time during the Primary Lease Term, or any extensions thereof, leases additional space in the Building, Tenant's Pro Rata Share shall be recomputed by dividing the total rentable square footage of the Premises then being leased by Tenant (including any additional space) by 95% of the Rentable Area and the resulting percentage shall become Tenant's Pro Rata Share.

7.           Paragraph 4 is modified to read as follows:

RENT.  Tenant agrees to pay to Landlord as Base Rent, without prior notice or demand, the following amounts:

Schedule of Base Rent

Month(s)	Monthly Base Rent	Annual Base Rent

Nov 3, 2006-Nov 30, 2006	$8,093.40	$8,093.40	(Partial Month)

December 2006	$12,558.19	$12,558.19	(Only 1 Month)

Jan 2007-Feb 2007	$0.00

March 2007-Feb 2008	$15,759.00	$189,108.00

March 2008-Feb 2009	$17,510.00	$210,120.00

March 2009-Feb 2010	$18,385.50	$220,626.00

March 2010-Feb 2011	$18,385.50	$220,626.00

March 2011-Sept 2011	$19,261.00	$134,827.00	(Only 7 Months)

Oct 2011-Sept 2012	$9,045.67	$108,548.04

Oct 2012-Sept 2013	$9,362.27	$112,347.24

Oct 2013-Sept 2014	$9,689.95	$116,279.40

Total Base Rent:		$1,333,133.27

Tenant shall begin to pay the Base Rent on the date the Primary Lease Term commences and thereafter on the first day of each month during the term hereof. All Rents shall be paid in advance, without notice, set off, abatement, counterclaim, deduction or diminution, at the Colorado Group, 3434 47th Street, Suite 220, Boulder, Colorado 80301, Attn: Susan Chrisman, or at such place as Landlord from time-to-time designates in writing. Tenant shall pay its first installment of Basic Rent to Landlord simultaneously with its execution of this Lease.  In addition, Tenant shall pay to Landlord Tenant's Pro Rata Share of Operating Expenses as provided herein and such other charges as are required by the terms of this Lease to be paid by Tenant which shall be referred to herein as "Additional Rent." Landlord shall have the same rights as to the Additional Rent as it has in the payment of Base Rent.

8.           Paragraph 32 is modified to read as follows:

FIRST RIGHT OF REFUSAL.            Intentionally Deleted.

9.           Landlord shall have the right to terminate this Lease four (4) months after delivering to Tenant written notice of intent to terminate.  Tenant agrees to vacate the Premises within four (4) months after receipt by Tenant of said written notice.  Tenant shall pay the final month’s Rent on a prorated basis.

10.          Tenant shall have the right to use the server/computer room located on the first floor in the former Premises, at no charge to Tenant.  Landlord shall have the right to terminate Tenant’s use of the server/computer room with fifteen (15) days written notice.  Tenant agrees to vacate the server/computer room within fifteen (15) days after receipt by Tenant of said written notice.

11.          Landlord and Tenant agree that Tenant owes past due rent for June, July, August, and September, 2011, plus interest accrued at the rate of 6%, for a total of $116,401.38, and after deducting $9,411.98, for Tenant’s reduction in Security Deposit.  Tenant shall pay said $116,401.38, by executing and delivering to Landlord, a promissory note bearing interest at the rate of six percent (6%) per annum for the first twelve (12) months and eight percent (8%) per annum thereafter, a copy of which is attached to this Addendum.  After Tenant has vacated the former portion of the Premises, as shown on Exhibit A, Landlord and Tenant at Tenant’s option, shall inspect the Premises to determine what damages, in excess of ordinary wear and tear, may have been caused by Tenant.  Once Landlord has determined the cost of any damages for which Tenant is liable, and said amount has been approved by Tenant, said amount shall be added to the promissory note and the monthly payments shall be recalculated.

12.          Other than as modified herein, all terms and conditions of the Lease shall remain unchanged.

IN WITNESS WHEREOF, the undersigned have executed this document as of the date above written.

LANDLORD:	TENANT:
PAWNEE PROPERTIES, LLC	AEROGROW INTERNATIONAL, INC.

By: /s/ Steven P. Chrisman	By: /s/ H. MacGregor Clarke
Steven P. Chrisman	H. MacGregor Clarke
Manager	Chief Financial Officer
864 W. South Boulder Road, Suite 200	6075 Longbow Drive, Suite 200
Louisville, Colorado 80027	Boulder, Colorado 80301